Exhibit 3.10

OPERATING AGREEMENT OF

WESTERN DIGITAL (FREMONT), LLC,

a Delaware Limited Liability Company

This Operating Agreement is adopted as of June 29, 2007 by Western Digital Technologies, Inc., a Delaware corporation, the sole member (“Member”) of Western Digital (Fremont), LLC, a Delaware limited liability company. Certain capitalized words used herein have the meanings set forth in Section 2 hereof.

1.            ORGANIZATION

1.1        General.  Western Digital (Fremont), LLC (the “Company”) was formed as a Delaware limited liability company by the execution and filing of the Certificate with the Delaware Secretary of State in accordance with the Act, and the rights and liabilities of the Member shall be as provided in such Act as may be modified in this Agreement. In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides that an operating agreement may not change the provision in question.

1.2        Business Purpose.  The Company may engage in any lawful business activity in which a Delaware limited liability company may engage, as determined from time to time by the Member, except that the Company shall not engage in the trust company business or in the business of banking or insurance.

1.3        Name and Address of Company.  The business of the Company shall be conducted under the name “Western Digital (Fremont), LLC” and its principal executive office shall be at the address as determined from time to time by the Member.

1.4        Term.  The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Certificate, which is perpetual, unless sooner terminated as provided in this Agreement.

1.5        Required Filings.  The Member shall cause to be executed, filed, recorded and/or published, such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

1.6        Agent for Service of Process.  The Company’s initial agent for service of process shall be as provided in the Certificate. The agent for service of process may be changed from time to time by the Member by causing the filing of the name of the new agent for service of process in accordance with the Act.

1.7        Tax Status.  The Company shall be treated as a disregarded entity of the Member for federal and state income tax purposes.

2.            DEFINITIONS

For purposes of this Agreement, the terms defined herein below shall have the following meaning unless the context clearly requires a different interpretation:

2.1        “Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.), as may be amended from time to time

2.2        “Affiliate” shall mean with respect to any person or entity: (a) any person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity; (b) any person or entity owning or controlling 10% or more of the outstanding voting securities or beneficial interests of such person or entity; (c) any officer, director, general partner, manager, trustee, or anyone acting in a substantially similar capacity as to such person or entity; (d) any person or entity who is an officer, director, general partner, manager, trustee, or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing; and (e) any person or entity related to such person or entity within the meaning of Internal Revenue Code Section 267(b).

2.3        “Agreement” shall mean this Operating Agreement of the Company.

2.4        “Certificate” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State, as the same may be amended from time to time.

2.5        “Capital Contribution” shall mean the contribution to the capital of the Company by the Member, as provided in Section 3.1 hereof.

2.6        “Company” shall refer to the limited liability company created pursuant to the Certificate as governed by this Agreement.

2.7        “Distributions” shall mean any cash (or property to the extent applicable) distributed to the Member arising from its ownership of an interest in the Company.

2.8        “Manager” shall mean the person appointed as Manager pursuant to Section 5 hereof.

2.9        “Member” shall mean Western Digital Technologies, Inc., a Delaware corporation.

2.10        “Net Income” and “Net Losses” shall mean the net income and net losses, respectively, of the Company as determined for federal income tax purposes.

3.            CAPITAL

3.1        Capital Contributions. The Member may make contributions from time to time in its sole and absolute discretion, which contributions shall be shown on Exhibit A, attached hereto.

3.2        Interest. The Member shall not receive interest on its contribution to the capital of the Company.

4.            FINANCIAL

4.1        Fiscal Year.  The fiscal year of the Company shall be the same as that of the Member unless the Member determines that some other fiscal year would be more appropriate and obtains the consent of the Internal Revenue Service, if necessary, to use that other fiscal year.

4.2        Expenses of the Company.  The Company shall pay or reimburse to the Member any expenses incurred by the Member on behalf of the Company.

4.3        Net Income, Net Losses and Distributions.

(a)        Distributions.  Cash or other property shall be distributed at such times and in such amounts as determined by the Member in its sole discretion.

(b)        Allocations of Net Income and Net Losses.  Net Income and Net Losses shall be allocated to the Member.

5.            MANAGEMENT

5.1        Management of the Company.  The operations and affairs of the Company shall be managed by the Manager. Except as otherwise set forth in this Agreement, the Manager shall have all authority, rights, and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth in Section 1.2 hereof, and all such authority, rights and powers shall be exercised by or under the direction of the Manager.

5.2        Appointment of Manager.

(a)        Number and Tenure.  There shall initially be one (1) Manager. Unless the Manager resigns or is removed, the Manager shall hold office for the entire term of the Company. The initial manager shall be Raymond M. Bukaty.

(b)        Election; Qualifications of Manager.  In the event of the Manager’s resignation or removal pursuant to Section 5.2(d) below, a successor Manager(s) shall be elected by the Member. A Manager need not be a Member, an individual, a resident of the State of Delaware, or a citizen of the United States. By virtue of the execution of this Agreement, the Member agrees to the appointment of Raymond M. Bukaty as the Manager of the Company.

(c)        Resignation.  The Manager may resign at any time by giving written notice to the Member. The resignation of the Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal as a Member.

(d)        Removal.  The Manager may be removed for any reason by the Member.

(e)        Vacancies.  Any vacancy of the Manager occurring for any reason shall be filled by appointment by the Member.

5.3        Authority of the Manager.  The Manager is an agent of the Company for the purpose of its business or affairs, and the act of the Manager, including, but not limited to, the execution, in the name of the Company, of any instrument, for the apparent purpose of carrying on in the usual way the business or affairs of the Company, binds the Company, unless the Manager has, in fact, no authority to act for the Company in the particular matter and the person with whom the Manager is dealing has actual knowledge of the fact that the Member has no such authority

5.4        Responsibilities of the Manager.  The Manager shall devote such time to administering the business of the Company as the Manager reasonably deems necessary to perform the Manager’s duties as set forth in this Agreement. Nothing in this Agreement shall preclude the employment by the Company of any agent or third party to provide services in respect of the business of the Company; provided, however, that the Manager shall continue to have ultimate responsibility under this Agreement. The Manager shall cause to be filed such certificates or filings as may be required for the continuation and operation of the Company as a limited liability company in any state in which the Company elects to do business.

5.5        Meetings of Manager. Nothing in this Agreement is intended to require that meetings of the Manager be held, it being the intent of the Members that meetings of the Manager are not required. Any action required or permitted to be taken by the Manager may be taken by the Manager without a meeting. Such action by written consent shall have the same force and effect as a validly approved action taken at a dully called meeting of the Manager.

5.6        Compensation of Manager.  Except as otherwise provided herein or as determined by the Member, the Manager shall not be entitled to compensation for services solely in its capacity as a Manager.

5.7        Appointment and Duties of Officers.

(a)        Appointment of Officers.  The Manager may, but is not required to, appoint officers of the Company. The officers of this Company may include a President, a Secretary and a Chief Financial Officer. Each officer shall exercise such powers and perform such duties as are prescribed herein or as determined by the Manager. Any number of offices may be held by the same person. An officer need not be a Member of the Company.

(b)        Term of Office. The Manager may appoint officers to serve for any period of time that it deems appropriate. Each officer shall hold office and perform such duties appurtenant thereto until he or she shall resign or shall be removed or otherwise be disqualified to serve, or until a successor to such office is appointed upon the expiration of his or her term if a term is specified.

(c)        Removal and Resignation.  Any officer may be removed, either with or without cause, by the Manager, at any regular or special meeting thereof, or by any officer upon whom such power of removal may be conferred by the Manager (subject, in each case, to the rights, if any, of an officer under any contract of employment). Any officer may resign at any time by giving written notice to the Manager or to the Secretary of the Company, without prejudice, however, to the rights, if any, of the Company under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d)        Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled, if at all, in the manner prescribed in this Agreement for regular appointments to such office.

6.            LIABILITY, RIGHTS AND AUTHORITY OF THE MEMBER.  Except as specifically provided in this Agreement or the Act, the Member shall not be liable for the debts, liabilities, contracts, or any other obligations of the Company.

7.            DISSOLUTION AND TERMINATION OF THE COMPANY

7.1        Events Causing Cancellation.  Notwithstanding any provisions of the Act, the Company shall be dissolved and its affairs shall be wound-up only upon the earliest to occur of the following events:

(a)        The written consent of the Member; or

(b)        Entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

7.2        Certificate of Cancellation.  As soon as possible following the occurrence of any of the events specified in Section 7.1, the Member, or his legal representative, shall execute a certificate of cancellation/dissolution in such form as shall be prescribed by the Delaware Secretary of State and file such certificate as required by the Act.

7.3        Distribution on Dissolution.  In the event of dissolution, the Member shall take full account of the Company’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining their fair value, or, if the assets cannot be sold, they shall be valued and distributed in kind, and shall apply and distribute the proceeds or assets in the following order:

(a)        To the payment of creditors of the Company;

(b)        To the creation of any reserves which the Member deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(c)        To the repayment of any outstanding loans made by the Member to the Company; and

(d)        To the Member.

8.            INDEMNIFICATION

8.1        General.  The Company, its receiver or its trustee, shall indemnify, defend and save harmless the Member and Manager or any of their Affiliates (each an, “Indemnitee”) to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in any settlement approved in advance by the Company, such approval not to be unreasonably withheld) (collectively, “Indemnifiable Expenses”) actually reasonably incurred or suffered by Indemnitee in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, “Indemnifiable Litigation”) (i) to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee’s capacity as a manager, director, officer or employee of the Company, or (ii) with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as a manager, director, officer, employee or agent of the Company, or of any subsidiary or division, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, Indemnitee shall have no right to indemnification for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended.

8.2        Interim Expenses.  The Company agrees to pay Indemnifiable Expenses incurred by Indemnitee in connection with any Indemnifiable Litigation in advance of the final disposition thereof, provided, however, the Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within ten (10) days following delivery of a written request therefor by the Indemnitee to the Company.

9.            MISCELLANEOUS

9.1        Binding on Successors.  This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Member.

9.2        Severability.  If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

9.3        Notices.  All notices under this Agreement shall be in writing and shall be given to the person entitled thereto, by personal service, or by mail, first class postage prepaid and addressed to the address maintained by the Company for that person or at any other address that he or she specifies in writing.

9.4        Captions.  Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The titles and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof.

9.5        Gender.  Whenever required by the context, the masculine gender shall include the feminine and neuter genders, and vice versa; and the word “person” shall include a corporation, partnership, firm, or other form of association; the singular shall include the plural, and vice versa.

9.6        Choice of Law.  Except as is necessary to ensure compliance with the Act, this Agreement shall be construed under the laws of the State of Delaware as if this Agreement were executed in and to be performed entirely within Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has signed this Agreement on the date first above written.

MEMBER

Western Digital Technologies, Inc.,
a Delaware corporation

By:
Raymond M. Bukaty

Its:	Senior Vice President, Administration,
General Counsel and Secretary

EXHIBIT A

CAPITAL CONTRIBUTION

Member	Initial Capital Contribution

Western Digital Technologies, Inc.	All of the assets of Western Digital (Fremont), Inc., pursuant to the conversion of Western Digital (Fremont), Inc., from a corporation to a limited liability company